Exhibit 99.1

Tri-Valley Corporation Reaches Definitive Agreement
to Sell Its Admiral Calder Quarry in Alaska

All Cash Transaction Strengthens
Capital Structure by Approximately $1.5 Million

Bakersfield, CA, December 22, 2010 – Tri-Valley Corporation (NYSE Amex: TIV) today announced a definitive agreement with Columbia River Carbonates for the sale of its Admiral Calder calcium carbonate quarry located on Prince of Wales Island in Alaska.  The total purchase price was $2.5 million, structured in an all-cash transaction.  Closing is expected by the end of the year.

Tri-Valley anticipates it will net $1.5 million in cash proceeds from the proposed transaction and expects to generate a gain on the sale of $1.4 million.

“The proceeds from the sale of our Admiral Calder property and retirement of $1.0 million in related debt significantly strengthen our Company’s capital structure,” stated Mr. Maston N. Cunningham, President and CEO of Tri-Valley Corporation.  “With this transaction, the recent sale of Series A convertible preferred stock to our Chairman (resulting in $3.6 million in additional equity), and the issuance of additional shares under the shelf registration that we announced on November 3rd, we believe we are close to complying with the shareholders’ equity required to maintain our listing on the NYSE Amex.”

“This important milestone for Tri-Valley is the first step in the execution of our previously-announced strategy to monetize our mineral assets in Alaska,” continued Mr. Cunningham.  “We continue to seek a strong operational partner with financial resources to assist us in the development of our Shorty Creek gold prospect in Alaska.  Our operational focus remains on driving oil production at our Pleasant Valley oil sands project in Oxnard and the Claflin oil project near Bakersfield, California.  We believe these efforts will result in enhanced valuation for our shareholders as we demonstrate growth in revenue from oil production and the ability to generate cash from operations.”

C. K. Cooper & Company acted as financial advisor to the Company in the transaction.

About Tri-Valley
Tri-Valley Corporation explores for and produces oil and natural gas in California, and has two exploration-stage gold properties in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE Amex exchange under the symbol "TIV." Our Company website, which includes all SEC filings, is www.tri-valleycorp.com.

Forward-looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events, and performance could vary materially from those contemplated by these forward-looking statements which include such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events, and performance to differ materially are risks and uncertainties discussed in "Item IA. Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and in “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" as disclosed in the Company’s Quarterly Report on Form 10-Q for the most recent quarter ended September 30, 2010.

Company Contact:	Investor Contacts:	Media Contact:
Tri-Valley Corporation	EVC Group, Inc.	EVC Group, Inc.
John Durbin, 661-864-0500	Doug Sherk, 415-896-6820	Chris Gale, 646-201-5431
jdurbin@tri-valleycorp.com	dsherk@evcgroup.com	cgale@evcgroup.com
Jenifer Kirtland, 415-896-6820
jkirtland@evcgroup.com